SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

[X] Preliminary Information Statement
[   ] Confidential for use of the Commission only (as permitted by Rule 14c-5(d)(21))
[   ] Definitive Information Statement

Pax Clean Energy, Inc.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[   ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)           Title of each class of securities to which transaction applies:

2)           Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing is calculated and state how it was determined.):
____________________________________________________________________
4)           Proposed maximum aggregate value of transaction:
____________________________________________________________________

5)	Total Fee Paid:______________________________________________________

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)           Amount Previously Paid:
________________________________________
2)           Form, Schedule or Registration Statement No.:
_________________________________________
3)           Filing Party:
__________________________________________
4)           Dated Filed:
__________________________________________

PAX CLEAN ENERGY, INC.
 1278 Laurel Road
North Saanich, B.C., Canada V8L 5K8
____________________

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

INFORMATION STATEMENT
(Preliminary)
___________________

March [13], 2009

To the Stockholders of Pax Clean Energy, Inc.:

The purpose of this letter and the enclosed Information Statement is to inform you that stockholders holding a majority of our outstanding voting common stock, par value $0.001 per share (“Common Stock”) have executed written consents in lieu of a meeting to approve amendments to our Certificate of Incorporation to:

(i)	change our corporate name from “Pax Clean Energy, Inc.” to “Thwapr, Inc.”;

(ii)
authorize twenty million (20,000,000) shares of blank check preferred stock, par value $0.0001 per share, the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions of which may be established from time to time by the Board of Directors of the Company without approval of the holders of our Common Stock and which may be issued in one or more series; and

(iii)
provide for the creation of one or more series of preferred stock, including preferred stock that has the right to vote on an “as-converted basis” together with the holders of our Common Stock (not as a separate class) on all matters on which the holders of our Common Stock are entitled to vote, including, but not limited to, amendments to our Certificate of Incorporation affecting the rights of the holders of our Common Stock.

Stockholders of record at the close of business on March 20, 2009 are entitled to notice of this stockholder action by written consent.  Because the written consent of holders of a majority of our outstanding Common Stock satisfies all applicable stockholder voting requirements in order to approve the Amendments, we are not asking you for a proxy.  Please do not send us one. We are furnishing the Information Statement to you solely to inform you of the approval of the Amendments by holders of a majority of our outstanding Common Stock. Section 228 of the Delaware General Corporation Law requires that we notify you of these approvals because they were obtained by written consent of stockholders in lieu of a meeting. This letter and the Information Statement are intended to provide such notice. No action is required by you.

The proposed Certificate of Amendment of Certificate of Incorporation, attached hereto as Appendix A, will become effective when we file it with the Secretary of State of Delaware.  We anticipate such filing will occur on or after April [14], 2009, approximately twenty (20) days following mailing of this notice and Information Statement to the stockholders.

We will bear the entire cost of furnishing this Information Statement. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our Common Stock held of record by them.

Paul Leslie Hammond President, Principal Executive Officer

WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY.

PAX CLEAN ENERGY, INC.

INFORMATION STATEMENT
(Preliminary)

INFORMATION CONCERNING THE ACTIONS APPROVED BY WRITTEN CONSENT

Date and Purpose of Written Consent

On March 6, 2009, Pax Clean Energy, Inc. (“we,” “us,” “our,” or the “Company) entered into a stock purchase agreement (the “Agreement”) with Mobile Video Development, Inc., a Delaware corporation (“MVDI”).  MVDI entered into the Agreement on its own behalf and on behalf of MVDI’s shareholders. Pursuant to the Agreement, we will acquire 100% of the issued and outstanding shares of common stock of MVDI, in exchange for the issuance of approximately 16,000,000 shares of to-be-designated Series A Convertible Preferred Stock of the Company to the shareholders of MVDI. In connection with therewith, we agreed, among other things:

(i)	to change our corporate name from “Pax Clean Energy, Inc.” to “Thwapr, Inc.” (the “Name “Change”);

(ii)
to authorize twenty million (20,000,000) shares of blank check preferred stock, par value $0.0001 per share, the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions of which may be established from time to time by the Board of Directors of the Company without approval of the holders of our Common Stock and which may be issued in one or more series (the “Blank Check Preferred Stock”); and

(iii)
that certain of our preferred stock would have the right to vote on an “as-converted basis” together with the holders of our Common Stock (not as a separate class) on all matters on which the holders of our Common Stock are entitled to vote, including, but not limited to, amendments to our Certificate of Incorporation affecting the rights of the holders of our Common Stock.

On March [__], 2009, stockholders holding approximately 91.67% of our Common Stock signed written consents in lieu of a meeting approving amendments to our Certificate of Incorporation to provide for the items described herein (each, an “Amendment” and collectively, the “Amendments”).

Stockholders Entitled to Vote

Approval of the Amendments requires the written consent of a majority of the holders of our outstanding Common Stock, which is the class of our securities entitled to vote on such matters.  As of March 9, 2009 there were 211,640,000 shares of our Common Stock issued and outstanding. Stockholders of record at the close of business on March 20, 2009, are entitled to receive this notice and Information Statement. We are mailing this Information Statement to such stockholders on or about March [13], 2009.

Proxies

Since the written consent of holders of a majority of our outstanding Common Stock satisfies all applicable stockholder voting requirements in order to approve the Amendments, we are not asking you for a proxy. Accordingly, no proxies are being solicited.  Please do not send us one.

Consents Received

The Amendments require the consent of the holders of a majority of the shares of our Common Stock.

On March [__], 2009, Hammond Management Corporation and Scientific Biofuel Solutions Ltd., holders of an aggregate of 194,000,000 shares of our Common Stock, delivered written consents to us approving the Amendments.  Hammond Management Corporation and Scientific Biofuel Solutions Ltd., collectively hold approximately 91.67% of our outstanding voting stock. For a detailed breakdown of their holdings, please see “Common Stock Outstanding and Certain Beneficial Owners And Management” on page 3.

Information Statement Costs

The cost of delivering this Information Statement, including the preparation, assembly and mailing of the Information Statement, as well as the cost of forwarding this material to the beneficial owners of our capital stock will be borne by us.  We may reimburse brokerage firms and others for expenses in forwarding Information Statement materials to the beneficial owners of our capital stock.

No Appraisal Rights

Under Delaware law, our stockholders are not entitled to appraisal rights with respect to the Amendments and we will not independently provide stockholders with any such right.

COMMON STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of March 9, 2009 by the following persons:

•	each person who is known to be the beneficial owner of more than five percent (5%) of our issued and outstanding shares of Common Stock;

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group.

Except as set forth in the footnotes to the table, the names in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.  A person is considered the beneficial owner of any securities as of a given date that can be acquired within 60 days of such date through the exercise of any option, warrant or right.  Shares of Common Stock subject to options, warrants or rights which are currently exercisable or exercisable within 60 days are considered outstanding for computing the ownership percentage of the person holding such options, warrants or rights, but are not considered outstanding for computing the ownership percentage of any other person.

Name and Address(1)	Number of Shares Beneficially Owned		Percentage Owned(2)
Paul Leslie Hammond(3)	96,400,000	(3)	45.55%
Miodrag Andric(4)	97,600,000	(4)	46.12%
All directors and officers as a group (2 persons)	194,000,000		91.67%
Hammond Management Corporation(3)	96,400,000	(3)	45.55%
Scientific Biofuel Solutions Ltd.(4)	97,600,000	(4)	46.12%

(1)	The address of each person listed below is c/o Pax Clean Energy, Inc., 1278 Laurel Road, North Saanich, BC, V8L 5K8, Canada.

(2)	Based upon 211,640,000 shares of Common Stock issued and outstanding as of March 9, 2009.

(3)	Consists of 96,400,000 shares owned by Hammond Management Corporation, a company controlled by Mr. Hammond, with respect to which Mr. Hammond may be deemed to be the beneficial owner.

(4)
Consists of 97,600,000 shares owned by Scientific Biofuel Solutions Ltd., a company controlled by our Chairman, Mr. Andric.  Accordingly, Mr. Andric may be deemed to be the beneficial owners of these shares.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

Except as disclosed elsewhere in this Information Statement, none of our officers or directors, nor any of their associates or affiliates, has any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon and described herein. No director has advised that he intends to oppose the Amendments to the Certificate of Incorporation, as more particularly described herein.

THE STOCK PURCHASE AGREEMENT

On March 6, 2009, we entered into a stock purchase agreement (the “Agreement”) with Mobile Video Development, Inc., a Delaware corporation (“MVDI”), which entered into the Agreement on its own behalf and on behalf of MVDI’s shareholders.  MVDI is a privately owned, New York-based technology company that develops mobile wireless video sharing technology.  MVDI is developing a platform technology called THWAPR that is intended to provide multiple solutions and applications for mobile users and wireless carriers.  Pursuant to the Agreement, we will acquire 100% of the issued and outstanding shares of common stock of MVDI, in exchange for the issuance of approximately 16,000,000 shares of our to-be-designated Series A Convertible Preferred Stock to the shareholders of MVDI.

For additional information regarding the Stock Purchase Agreement, please refer to our Current Report on Form 8-K which was filed with the SEC on March 12, 2009.

AMENDMENT TO OUR CERTIFICATE OF INCORPORATION
TO CHANGE OUR NAME TO THWAPR, INC.

Introduction

On March [__], 2009, our Board of Directors unanimously adopted a resolution approving an amendment to Certificate of Incorporation to change our name from “Pax Clean Energy, Inc.” to “Thwapr, Inc.” (the “Name Change”). Our Board of Directors further directed that this Amendment to our Certificate of Incorporation be submitted for consideration by our stockholders.  On March [__], 2009, the holders of 91.67% of our voting stock approved the Amendment of our Certificate of Incorporation to change our name to “Thwapr, Inc.”  A copy of the Certificate of Amendment to our Certificate of Incorporation is attached to this Information Statement as Appendix A.

Reason for the Name Change

Our Board of Directors believes that the name change is in our best interest in order to better reflect the business operations of our combined enterprise following the consummation of our acquisition of MVDI pursuant to the Agreement.

Effective Date of the Name Change

We intend to file, as soon as practicable on or after the twentieth (20th) day after this Information Statement is sent to our stockholders, a Certificate of Amendment to our Certificate of Incorporation effectuating the Name Change with the Secretary of State of Delaware. This Amendment to our Certificate of Incorporation will become effective at the close of business on the date the Certificate of Amendment to the Certificate of Incorporation is accepted for filing by the Secretary of State of Delaware.  It is presently contemplated that such filing will be made on or about April [14], 2009. A copy of the Certificate of Amendment to our Certificate of Incorporation is attached to this Information Statement as Appendix A.  The text of the Certificate of Amendment to the Certificate of Incorporation is subject to modification to include such changes as may be required by the Delaware Secretary of State.

Effect of the Name Change

The voting and other rights that accompany our securities will not be affected by the change in our corporate name. Our ticker symbol, which is currently “PXCE.OB,” and our CUSIP number will both change as a result of our Name Change. Stockholders may, but need not, exchange their certificates to reflect the change in corporate name. Your existing certificate(s) will continue to represent shares of our Common Stock as if our name had not changed. Our transfer agent will issue stock certificate(s) with our new name as stock certificate(s) are sent in upon transfers of shares by our existing stockholders. Until you sell or otherwise transfer your shares of Common Stock, there is no need to send us or our transfer agent your existing stock certificate(s). However, if you wish to turn in your certificate(s) for new certificate(s) with our new name, please contact our transfer agent, Continental Stock Transfer & Trust Company, at (212) 509-4000.

AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO
AUTHORIZE 20,000,000 SHARES OF BLANK CHECK PREFERRED STOCK

Introduction

On March [__], 2009, our Board of Directors unanimously adopted a resolution to amend our Certificate of Incorporation to authorize 20,000,000 shares of blank check preferred stock, the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions of which may be established from time to time by the Board of Directors of the Company without approval of the holders of our Common Stock and which may be issued in one or more series (the “Blank Check Preferred Stock”). Our Board of Directors further directed that this Amendment to our Certificate of Incorporation be submitted for consideration by our stockholders.  On March [__], 2009, the holders of 91.67% of our voting stock approved the Amendment of our Certificate of Incorporation to authorize the Blank Check Preferred Stock. A copy of the Certificate of Amendment to our Certificate of Incorporation is attached to this Information Statement as Appendix A.

Effective Date of the Creation of the Blank Check Preferred Stock

We intend to file, as soon as practicable on or after the twentieth (20th) day after this Information Statement is sent to our stockholders, a Certificate of Amendment to our Certificate of Incorporation creating the Blank Check Preferred Stock with the Secretary of State of Delaware. This Amendment to our Certificate of Incorporation will become effective at the close of business on the date the Certificate of Amendment to the Certificate of Incorporation is accepted for filing by the Secretary of State of Delaware.  It is presently contemplated that such filing will be made on or about April [14], 2009.  A copy of the Certificate of Amendment to our Certificate of Incorporation is attached to this Information Statement as Appendix A.  The text of the Certificate of Amendment to the Certificate of Incorporation is subject to modification to include such changes as may be required by the Delaware Secretary of State.

Reasons for and Effects of Creating Blank Check Preferred Stock

Our Board of Directors believes that the availability of authorized but unissued shares of Blank Check Preferred Stock will provide us with the flexibility to issue such securities for a variety of corporate purposes, such as to make acquisitions through the use of stock, to raise equity capital and to reserve additional shares for issuance under stock plans. Our Board believes that the creation of Blank Check Preferred Stock would facilitate our ability to accomplish a variety of business and financial objectives in the future without the necessity of delaying such activities for further shareholder approval, except as may be required in particular cases by our Certificate of Incorporation, applicable law or the rules of any stock market or exchange.

The Amendment would provide us with increased financial flexibility in meeting future capital requirements by providing another type of security, aside from our Common Stock, that would be available for issuance from time to time and with such features as determined by our Board of Directors for any proper corporate purpose. Such purposes include our acquisition of MVDI pursuant to the Agreement, and in the future are anticipated to include, without limitation, exchanging preferred stock for Common Stock, the issuance for cash as a means of obtaining capital, or issuance as part or all of the consideration required to be paid for acquisitions of other businesses or assets.

Any issuance of preferred stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change in control of our Company by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change in control of the Company. Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise. The ability of the Board to issue such additional shares of preferred stock, with the rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of the Company by tender offer or other means. Such issuances could therefore deprive stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price that such an attempt could cause. Moreover, the issuance of such additional shares of preferred stock to persons friendly to the Board could make it more difficult to remove incumbent managers and directors from office even if such change were to be favorable to stockholders generally.

While the Amendment may have anti-takeover ramifications, the Board believes that the financial flexibility offered by the Amendment outweighs any disadvantages. To the extent that the Amendment may have anti-takeover effects, the Amendment may encourage persons seeking to acquire the Company to negotiate directly with the Board enabling the Board to consider the proposed transaction in a manner that best serves the stockholders’ interests.

As discussed above, we intend to designate and issue approximately sixteen million (16,000,000) shares of preferred stock to the shareholders of MVDI. Pursuant to the terms of the Agreement, each share of preferred stock will be convertible into thirty-six (36) shares of our Common Stock, subject to the conditions set forth in the Agreement, and will have special voting rights. Following the issuance of these shares, we will have 4,000,000 shares of Blank Check Preferred Stock authorized but unissued, and available for future use.

AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO
PROVIDE FOR THE CREATION OF PREFERRED STOCK
WITH SPECIAL VOTING RIGHTS

Introduction

On March [__], 2009, our Board of Directors unanimously adopted a resolution to amend our Certificate of Incorporation to provide for the creation of one or more series of preferred stock which would have the right to vote on an “as-converted basis” together with the holders of our Common Stock (not as a separate class) on all matters on which the holders of our Common Stock are entitled to vote, including, but not limited to, amendments to our Certificate of Incorporation affecting the rights of the holders of our Common Stock (the “Special Voting Rights”).  Our Board of Directors further directed that this Amendment to our Certificate of Incorporation be submitted for consideration by our stockholders.  On March [__], 2009, the holders of 91.67% of our voting stock approved the Amendment of our Certificate of Incorporation to provide for the creation of preferred stock with Special Voting Rights. A copy of the Certificate of Amendment to our Certificate of Incorporation is attached to this Information Statement as Appendix A.

Effective Date of the Provision for the Creation of Preferred Stock with Special Voting Rights

We intend to file, as soon as practicable on or after the twentieth (20th) day after this Information Statement is sent to our stockholders, a Certificate of Amendment to our Certificate of Incorporation providing for the creation of preferred stock with Special Voting Rights with the Secretary of State of Delaware. This Amendment to our Certificate of Incorporation will become effective at the close of business on the date the Certificate of Amendment to the Certificate of Incorporation is accepted for filing by the Secretary of State of Delaware.  It is presently contemplated that such filing will be made on or about April [14], 2009.  A copy of the Certificate of Amendment to our Certificate of Incorporation is attached to this Information Statement as Appendix A.  The text of the Certificate of Amendment to the Certificate of Incorporation is subject to modification to include such changes as may be required by the Delaware Secretary of State.

Reasons for and Effects of Providing for the Creation of Preferred Stock with Special Voting Rights

The reasons for providing for the creation of preferred stock with Special Voting Rights are analogous to the reasons discussed above for creating Blank Check Preferred Stock. See “Amendment to Our Certificate of Incorporation to Authorize 20,000,000 Shares of Blank Check Preferred Stock -- Reasons for and Effects of Creating Blank Check Preferred Stock” on page 5. Our Board of Directors believes that the availability of preferred stock with Special Voting Rights will facilitate our ability to accomplish a variety of business and financial objectives in the future without the necessity of delaying such activities for further shareholder approval, except as may be required in particular cases by our Certificate of Incorporation, applicable law or the rules of any stock market or exchange. The Amendment would provide us with increased flexibility in meeting future capital requirements by providing a type of security with voting rights that are superior to the voting rights of our other securities, which we feel would be particularly attractive to our future investors.

The Special Voting Rights would provide the holders of the preferred stock the right to vote with the holders of our Common Stock, as to all matters on which the holders of our Common Stock are entitled to vote, on an “as converted basis.”  This means that the preferred shareholders will be entitled to participate in all votes of our Common Stockholders with the number of votes equal to the number of shares of Common Stock into which such shares of preferred stock could be converted immediately prior to the meeting date or effective date of the written consent. Accordingly, any issuance of preferred stock with Special Voting Rights would, effectively, increase the number of outstanding shares entitled to vote and increase the number of votes required to approve each matter being voted upon by holders of our Common Stock.

This could, under certain circumstances, have the effect of delaying or preventing a change in control of our Company, because it would increase the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change in control of the Company. Shares of preferred stock with Special Voting Rights would also render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise. The ability of the Board to issue shares of preferred stock with Special Voting Rights could discourage an attempt by a party to acquire control of the Company by tender offer or other means. Such issuances could therefore deprive stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price that such an attempt could cause. Moreover, the issuance of shares of preferred stock with Special Voting Rights to persons friendly to the Board could make it more difficult to remove incumbent managers and directors from office even if such change were to be favorable to stockholders generally.

As discussed above, while the Amendment may have anti-takeover ramifications, the Board believes that the financial flexibility offered by the Amendment outweighs any disadvantages. To the extent that the Amendment may have anti-takeover effects, the Amendment may encourage persons seeking to acquire the Company to negotiate directly with the Board enabling the Board to consider the proposed transaction in a manner that best serves the stockholders’ interests.

We intend to designate and issue approximately sixteen million (16,000,000) shares of preferred stock to the shareholders of MVDI, each of which will be convertible into thirty-six (36) shares of our Common Stock, subject to the conditions set forth in the Agreement, and will have the Special Voting Rights described above.

ADDITIONAL INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, we file periodic reports, documents and other information with the SEC relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the offices of the SEC, 100 F Street, N.E., Washington, D.C. 20549 or may be accessed at www.sec.gov.

By Order of the Board of Directors

/s/ Paul Leslie Hammond
Paul Leslie Hammond
President, Principal Executive Officer
March [13], 2009
North Saanich, B.C., Canada

APPENDIX A

CERTIFICATE OF AMENDMENT
 OF
 CERTIFICATE OF INCORPORATION
 OF
PAX CLEAN ENERGY, INC.
 a Delaware Corporation

(pursuant to Section 242 of the Delaware General Corporation Law)

PAX CLEAN ENERGY, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “GCL”), through its duly authorized officers and by authority of its Board of Directors does hereby certify:

FIRST:    That in accordance with the provisions of Section 242 of the GCL, the Board of Directors of the Corporation duly adopted resolutions setting forth proposed amendments to the Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and directing that said amendments be submitted to the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that Article I of the Corporation’s Amended and Restated Certificate be amended to read as follows:

FIRST: “The name of this Corporation is: Thwapr, Inc.”

RESOLVED FURTHER, that Article IV of the Certificate of Incorporation of the Corporation be amended in its entirety as follows:

“FOURTH: The total number of shares of stock which the Corporation is authorized to issue is 320,000,000 shares, of which 300,000,000 shares shall be shares of common stock, par value $0.001 per share (the “Common Stock”), and 20,000,000 shares shall be shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).  The shares of Common Stock and Preferred Stock may be issued by the Corporation from time to time as approved by the Board of Directors of the Corporation without the approval of the holders of our Common Stock, except as otherwise provided by applicable law. One or more series of Preferred Stock may be created, including Preferred Stock that has the right to vote on an “as-converted basis” together with the holders of the Common Stock (not as a separate class) on all matters on which the holders of Common Stock are entitled to vote, including, but not limited to, amendments to the Corporation’s Certificate of Incorporation affecting the rights of the holders of Common Stock. The voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions of the Preferred Stock, shall be provided for in a resolution or resolutions adopted by the Board of Directors of the Corporation and set forth in a certificate of designation executed, acknowledged and filed as provided in Section 151(g) of the General Corporation Law of the State of Delaware, amending this Article FOURTH.”

SECOND:    That thereafter, pursuant to a resolution of its Board of Directors, in accordance with Section 242 of the GCL, a majority of the Corporation’s stockholders approved and authorized the foregoing amendments (the “Amendments”) by written consent in lieu of a meeting.

THIRD:    That the Amendments were duly adopted in accordance with the provisions of Section 242 of the GCL.

A-1

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to be signed by Paul Leslie Hammond, its duly authorized President and Principal Executive Officer this      day of _______, 2009.

By: ____________________
Paul Leslie Hammond
President, Principal Executive Officer

A-2